UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Monarch Casino & Resort, Inc.
(Exact name of registrant as specified in its charter)
Nevada	88-0300760
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3800 South Virginia Street, Reno, Nevada	89502
(Address of Principal Executive Offices)	(Zip Code)

Monarch Casino & Resort, Inc. 1993 Employee Stock Option Plan
(Full title of the plan)

Ronald Rowan Chief Financial Officer Monarch Casino & Resort, Inc. 3800 South Virginia Street Reno, Nevada 89502
(Name and address telephone number of agent for service)

(775) 335-4600
(Telephone number, including area code, of agent for service)

Copies to:
Michael J. Bonner Kummer Kaempfer Bonner Renshaw & Ferrario 3800 Howard Hughes Parkway, 7th Floor Las Vegas, Nevada 89169 (702) 792-7000

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of Registration Fee(3)
Common Stock, $0.01 par value	1,300,000 shares	$23.33	$30,331,555.85	$931.18
(1) Represents the maximum number of shares which may be distributed pursuant to this Registration Statement.
(2) Computed solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h) under the Securities Act. The offering price per share and aggregate offering price are based upon the average of the high and low prices of the registrant’s common stock as reported on the Nasdaq Stock Market on June 26, 2007, and the weighted average exercise price of outstanding options not previously registered.
(3) Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended.

EXPLANATORY NOTE

As permitted by General Instruction E to Form S-8, this Registration Statement incorporates by reference the information contained in the earlier Registration Statement on Form S-8 (File No. 333-85420), filed on April 2, 2002, relating to shares of Monarch Casino & Resort, Inc. (the "Company" or "Registrant") Common Stock, $0.01 par value, to be issued pursuant to Registrant's 1993 Employee Stock Option Plan, as amended (the "Plan"), which information is hereby updated by the following information.

In 2003, the board of directors of the Company approved and adopted, and the Company’s stockholders approved, an amendment to the Plan to increase the number of shares of common stock, par value $0.01 per share (“Common Stock”), of the Company reserved under the Plan to 300,000. Effective March 31, 2005, the Company declared a 2 for 1 stock split. In 2005, the board of directors of the Company approved and adopted, and the Company’s stockholders approved, an amendment to the Plan to increase the number of shares of Common Stock of the Company reserved under the Plan to 1,000,000. In 2007, the board of directors of the Company approved and adopted, and the Company’s stockholders approved, an amendment to the Plan to increase the number of shares of Common Stock of the Company reserved under the Plan to 1,500,000. Accordingly, as amended, the total number of shares of Common Stock available under the Plan is 1,500,000, of which 1,300,000 shares are being registered hereunder.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following material previously filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") are incorporated herein by reference:

1. The Company's Annual Report on Form 10-K for the annual period ended December 31, 2006.
2. The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007.
3. The Company's Reports filed on Form 8-K on February 22, 2007; April 27, 2007; May 24, 2007; May 25, 2007; May 30, 2007 and June 19, 2007.
4. The description of the Common Stock of the Company contained in the Registration Statement on Form 8-A filed on July 15, 1993 and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of the Company's common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated herein by reference and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document all or part of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superceded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supercedes such statement. Any such statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

Sections 78.7502 and 78.751 of Chapter 78 of the Nevada Revised Statutes and the Company’s articles of incorporation and bylaws contain provisions for indemnification of officers and directors of the Company and in certain cases employees and other persons. The bylaws require that such person will be indemnified in any proceeding if he acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Company. Indemnification would cover expenses, including attorney’s fees, judgments, fines and amounts paid in settlement.

The Company’s bylaws also provide Company may purchase and maintain insurance on behalf of any present or past director or officer, and in certain cases employees and other persons, insuring against any liability asserted against such person incurred in such capacity or arising out of such status, whether or not the Company would have the power to indemnify such person. The Company maintains directors’ and officers’ liability insurance.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 8. Exhibits

Exhibit Number	Description

5.1	Opinion of Kummer Kaempfer Bonner Renshaw & Ferrario regarding the legality of the securities being registered is filed herewith and incorporated herein by reference.
23.1	Consent of Ernst & Young, LLP is filed herewith and is incorporated herein by reference.
23.2	Consent of Kummer Kaempfer Bonner Renshaw & Ferrario (included in Exhibit 5.1).
24.1	Power of Attorney (contained on the signature page hereto).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada, on June 29, 2007.

Monarch Casino & Resort, Inc.

By:	/s/ Ronald Rowan
Ronald Rowan Treasurer and Chief Financial Officer

POWER OF ATTORNEY

Know All Persons By These Presents, that each person whose signature appears below constitutes and appoints Ronald Rowan, as a true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the registration statement filed herewith and any or all amendments to said registration statement (including post-effective amendments and registration statements filed pursuant to Rule 462 and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission granting unto said attorney-in-fact and agent the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title		Date
/s/ John Farahi	Co-Chairman of the Board of Directors, Chief Executive Officer (Principal Executive Officer) and Director		June 29, 2007
John Farahi
/s/ Bob Farahi	Co-Chairman of the Board of Directors, President, and Director		June 29, 2007
Bob Farahi
/s/ Ronald Rowan	Treasurer and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer	)	June 29, 2007
Ronald Rowan
/s/ Craig F. Sullivan	Director		June 29, 2007
Craig F. Sullivan
/s/ Ronald R. Zideck	Director		June 29, 2007
Ronald R. Zideck
/s/ Charles W. Scharer	Director		June 29, 2007
Charles W. Scharer

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Kummer Kaempfer Bonner Renshaw & Ferrario regarding the legality of the securities being registered.
23.1	Consent of Ernst & Young, LLP.
23.2	Consent of Kummer Kaempfer Bonner Renshaw & Ferrario (included in Exhibit 5.1).
24.1	Power of Attorney (contained on the signature page hereto).